Exhibit 10.11.1

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (“Amendment”) is entered into as of October 27, 2006, by and between ROEDER FAMILY TRUST B (“Landlord”), and TELENAV, INC., a California corporation (“Tenant”), with reference to the following facts (“Recitals”):

A. Landlord and Tenant are parties to that certain Industrial Lease Agreement dated as of October 9, 2006 (the “Lease”) whereby Landlord leases to Tenant certain premises consisting of approximately 46,367 rentable square feet (the “Premises”) located at 1130 Kifer Road Sunnyvale, California 94086, all as more particularly described in the Lease.

B. Landlord and Tenant desire to provide for a modification of certain provisions of the Lease as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendment of Certain Lease Provisions.

(a) Exhibit B, Paragraph 1 of the Lease is hereby deleted in its entirety and replaced with the following:

“Allowance. All Tenant Improvements and Compliance Work shall be made at Tenant’s sole cost and expense, subject to the provisions hereof regarding the Allowance. Landlord shall provide Tenant with an allowance in the amount of Nine Hundred Seventy Seven Thousand Three Hundred Forty Dollars ($977,340.00) (the “Allowance”), for Tenant’s use for the hard and soft costs of constructing the initial Tenant Improvements and the Compliance Work only; provided that any portion of the Allowance in excess of Seven Hundred Forty Five Thousand Five Hundred, Five Dollars ($745,505.00) (“Landlord’s Base Allowance”) utilized by Tenant towards the construction of the Tenant Improvements or the Compliance Work shall be reimbursed to Landlord by Tenant as an increase in Base Rent due under the Lease; provided that such excess shall be fully amortized over a period of five (5) years at eight percent (8%) interest per annum, as per section 4 of the Basic Lease Provisions. The Allowance shall be payable only on account of hard and soft costs of constructing the Tenant Improvements set forth in Paragraph 2(c) below and on account of hard and soft costs of constructing the Compliance Work set forth in Paragraph 7 below, which shall include architectural drawings and services, permit fees, costs of labor, materials and all fees incurred in connection therewith.”

(b) Exhibit B, Paragraph 5 of the Lease is hereby deleted in its entirety and replaced with the following:

“5. Application of Allowance. No portion of the Allowance shall be used for any purpose other than to pay for hard and soft costs of constructing the Tenant Improvements set forth in Paragraph 2(c) above and the hard and soft costs of constructing the Compliance Work set forth in Paragraph 7 below, which shall include architectural drawings and services, permit fees, costs of labor, materials and all fees incurred in connection therewith.”

(c) Exhibit B, Paragraph 7 of the Lease is hereby deleted in its entirety and replaced with the following:

“7. Compliance Work. Notwithstanding the provisions set forth in paragraph 12 of the Lease, Tenant shall perform the following work at the Building in compliance with applicable Laws in effect as of the date of this Lease: (i) repair the faulty ducting for the HVAC units at rear of Building, (ii) install compression posts as necessary at the rear of the Building, (iii) create a one hour fire rating corridor at the right of front lobby, including removal of two glass windows to left and right of lobby and replacing with sheetrock to comply with fire codes (collectively, the “Compliance Work”), and Tenant may apply the Tenant Improvement Allowance towards the hard and soft costs of constructing the Compliance Work, including any architectural drawings and services, permit fees, costs of labor, materials and all fees incurred in connection therewith. With the exception of the Compliance Work, Landlord shall perform, at Landlord’s sole cost and expense, any work necessary to cause any portion of the Building that was not in compliance with applicable laws as of the date of this Lease, to comply with applicable Laws in effect as of the date of this Lease.”

2. Scope of Amendment; Defined Terms. Except as expressly provided in this Amendment, the Lease shall remain in full force and effect. Should any inconsistency arise between this Amendment and the Lease as to the specific matters which are the subject of this Amendment, the terms and conditions of this Amendment shall control. All capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in the Lease unless the context clearly requires otherwise.

3. Entire Agreement; Amendment. This Amendment taken together with the Lease, together with all exhibits, schedules, riders and addenda to each, constitutes the full and complete agreement and understanding between the parties hereto and shall supersede all prior communications, representations, understandings or agreements, if any, whether oral or written, concerning the subject matter contained in this Amendment and the Lease, as so amended, and no provision of the Lease as so amended may be modified, amended, waived or discharged, in whole or in part, except by a written instrument executed by all of the parties hereto.

4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California.

5. Counterparts. This Amendment may be executed in two or more counterparts, which when taken together shall constitute one and the same instrument, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart. Each counterpart shall be equally admissible in evidence, and each original shall fully bind each party who has executed it. The parties contemplate that they may be executing counterparts of this Amendment transmitted by facsimile and agree and intend that a signature by facsimile machine shall bind the party so signing with the same effect as though the signature were an original signature.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

Landlord:		Tenant:

Roeder Family Trust B		TeleNav, Inc., a Delaware corporation

By:	/s/ William C. Miller	By:	/s/ Douglas S. Miller
	William C. Miller, Trustee		Douglas S. Miller
		Its:	Chief Financial Officer

Executed on:	10/27/2006
		Executed on:	10/27/2006